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                1001 Air Brake Avenue                         Exhibit 99.2
[WABTEC LOGO]   Wilmerding, PA 15148
                Phone: 412.825.1543                           PRESS
                Fax: 412.825.1789                             RELEASE



CONTACT:     TIM WESLEY, WABTEC, (412) 825-1543
             JEFF DEMARRAIS, GETS, (814) 875-3457


             WABTEC COMPLETES SALE OF CERTAIN ASSETS TO GE TRANSPORTATION SYSTEMS FOR $240 MILLION; PROCEEDS TO BE USED TO REDUCE DEBT

                  WILMERDING, Pa., Nov. 2, 2001 -- Wabtec Corporation (NYSE:
             WAB) has completed the sale of certain locomotive aftermarket assets to GE Transportation Systems (GETS) for $240 million in cash. The company will use the net proceeds from the sale to reduce debt. The transaction is expected to be modestly accretive to Wabtec's earnings in 2002, including incremental business from GETS and a reduction in interest expense.

                  "This transaction strengthens the company in two ways," said
             William E. Kassling, Wabtec chairman. "First, we are now positioned strategically to focus on our core, original equipment businesses where we have intellectual property, proprietary know-how and technical expertise that combine to give us a clear, competitive advantage in those market segments. And second, the proceeds from the sale will be used for debt reduction, a major corporate goal, which will strengthen our balance sheet further in this difficult market."

                  At Sept. 30, 2001, Wabtec had debt of $455 million (68 percent of total capital), a reduction of $85 million so far this year. Including an additional $15 million of further debt reduction from operations, as well as the net proceeds of about $200 million from the sale, the company's year-end debt could be as low as $240 million. This compares to a high of $572 million in 1999.

                  The assets sold to GETS primarily include locomotive
             aftermarket products and services for which Wabtec is not the original equipment manufacturer. These assets include: Motor Coils Manufacturing, Wabtec Engine Systems, Wabtec Distribution and MPI de Mexico. In addition, GETS acquired Wabtec's locomotive service contract businesses in Barstow, Calif. and in Mexico.

                  Wabtec Corporation (www.wabtec.com) is one of North America's largest providers of value-added, technology-based products and services for the rail industry. Through its subsidiaries, the company manufactures a range of products for locomotives, freight cars and passenger transit vehicles. The company also builds new locomotives up to 4,000 horsepower and provides aftermarket services, including locomotive and freight car fleet maintenance. The company has facilities located throughout the world. Wabtec's mission is to be judged by its stakeholders as the world-class corporation focused on helping its global rail and transit customers compete more effectively through higher levels of quality, safety and productivity.

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